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                                                                    EXHIBIT 99.1

[SCHAWK, INC. LOGO]

At Schawk, Inc.:                                  At Dresner Corporate Services:
James J. Patterson, 847-827-9494                  Kristine Walczak, 312-726-3600
jpatterson@schawk.com                             kwalczak@dresnerco.com


          SCHAWK APPOINTS A. ALEX SARKISIAN AS CHIEF OPERATING OFFICER


DES PLAINES, IL--MARCH 17, 2004--SCHAWK, INC., (NYSE:SGK), the world's leading provider of digital imaging prepress solutions to the consumer products packaging and advertising and promotions markets, announced today that it has named A. Alex Sarkisian as chief operating officer.

Over the past two years, Mr. Sarkisian has taken on additional responsibility for Schawk's operations, and this promotion is recognition of his accomplishments in helping to bring previously autonomous operations into the "One Company" concept that is the backbone of Schawk's strategic plan for the future. Mr. Sarkisian has been instrumental in helping transform Schawk into an end-to-end graphic services solution provider from a traditional prepress company.

Mr. Sarkisian has been a member of Schawk's management for nearly 20 years, and was appointed executive vice president and corporate secretary in 1994. In his new role, Sarkisian will continue to report directly to Schawk President and CEO, David A. Schawk. Additionally, Sarkisian will continue to serve on Schawk's board of directors and Executive and 401(k) Administration Committees.

Schawk President and CEO, David A. Schawk, commented, "Alex's years of experience in the industry and his understanding of both customer and operational issues make him a key contributor to the future growth of Schawk."

Sarkisian said, "Schawk has evolved from a traditional prepress company selling film and plates serving the U.S. markets to a truly global end-to-end graphic solutions provider including brand strategy and design, art production, prepress and print management services. I look forward to working with David Schawk and the rest of our team as we execute our strategic plan to be the leading global provider of solutions that help our clients meet their ever changing requirements."

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design, and an array of digitally based workflow solutions all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.

     FOR MORE INFORMATION ABOUT SCHAWK, VISIT OUR WEBSITE AT www.schawk.com.

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